Exhibit 99.1

Release date: January 22, 2010	Contact:	Steven F. Nicola
Chief Financial Officer, Secretary &
Treasurer
412-442-8262

MATTHEWS INTERNATIONAL CORPORATION
ANNOUNCES CONTINUATION OF ITS STOCK REPURCHASE PROGRAM

PITTSBURGH, PA, JANUARY 22, 2010-- Matthews International Corporation (NASDAQ
NMS: MATW) announced today that its Board of Directors approved a continuation of the Company’s stock repurchase program.  Previously, the Board had approved repurchasing a cumulative total of 12,500,000 shares.  Approximately 68,000 shares remain to be purchased under this authorization.  Upon the repurchase of these remaining shares, the new authorization allows Matthews to purchase up to an additional 2,500,000 shares of the Company’s common stock.

Joseph C. Bartolacci, President and Chief Executive Officer, stated: “The repurchase program is an important element in the Company's long-term strategies.  Given the current market value of Matthews common stock, the Company’s historical financial performance, and our long-term growth objectives, we believe the program continues to be an effective use of the Company’s financial resources.”

The repurchase program is designed to increase shareholder value, enlarge the Company’s holdings of its common stock, and add to earnings per share.  Repurchased shares may be retained in treasury, utilized for acquisitions, or reissued to employees or other purchasers.

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions.  Memorialization products consist primarily of bronze memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries.  Brand solutions include graphics imaging products and services, marking products, and merchandising solutions.  The Company’s products and services include cast bronze memorials and other memorialization products; caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; brand management; printing plates and cylinders, pre-press services and imaging services for the primary packaging and corrugated industries; marking and coding equipment and consumables, and industrial automation products for identifying, tracking and conveying various consumer and industrial products, components and packaging containers; and merchandising display systems and marketing and design services.